Exhibit 4.1

ZK INTERNATIONAL GROUP CO., LTD (正康国际集团有限公司)

Convertible Debenture

Principal Amount:	$
Debenture Issuance Date:
Debenture Number:	ZKIN-

FOR VALUE RECEIVED, ZK INTERNATIONAL GROUP CO., LTD (正康国际集团有限公司), a British Virgin Islands company (the "Company"), hereby promises to pay to the order of [ ], or its registered assigns (the "Holder") the amount set out above as the Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the "Principal") when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest ("Interest") on any outstanding Principal at the applicable Interest Rate from the date set out above as the Debenture Issuance Date (the "Issuance Date") until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Convertible Debenture (including all debentures issued in exchange, transfer or replacement hereof, this "Debenture") was originally issued pursuant to the Securities Purchase Agreement dated [ ] by and among the Company and the buyers signatory thereto (the “Securities Purchase Agreement”). Certain capitalized terms used herein are defined in Section (13).

(1) GENERAL TERMS

(a) Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, and any other amounts outstanding pursuant to the terms of this Debenture. The "Maturity Date" shall be [ ][1], as may be extended at the option of the Holder. Other than as specifically permitted by this Debenture, the Company may not prepay or redeem any portion of the outstanding Principal and accrued and unpaid Interest.

(b) Interest Rate and Payment of Interest. Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 5% (“Interest Rate”), payable at the Maturity Date. Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

(c) Early Redemption. The Company shall have the right, but not the obligation, to redeem (“Optional Redemption”) early a portion or all amounts outstanding under this Debenture as described in this Section; provided that the Company provides the Holder with at least 5 Business Days’ prior written notice (each, a “Redemption Notice”) of its desire to exercise an Optional Redemption. Each Redemption Notice shall be irrevocable and shall specify the outstanding balance of the Convertible Debentures to be redeemed. The “Redemption Amount” shall be equal to the outstanding Principal balance being redeemed by the Company, plus all accrued and unpaid interest. After receipt of the Redemption Notice, the Holder shall have 5 Business Days to elect to convert all or any portion of Convertible Debentures. On the 6th Business Day after the Redemption Notice, the Company shall deliver to the Holder the Redemption Amount with respect to the Principal amount redeemed after giving effect to conversions effected during the 5 Business Day period.

(2) EVENTS OF DEFAULT.

(a) An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) the Company's failure to pay to the Holder any amount of Principal, Interest, or other amounts when and as due under this Debenture or any other Transaction Document within fifteen (15) Business Days after such payment is due;

(ii) the Company commences a voluntary case (or any analogous procedure or step is taken in any jurisdiction, including, without limitation, under the Insolvency Act 2003 of the British Virgin Islands (the “Insolvency Act”));

(iii) the Company consents to the entry of an order for relief against it in an involuntary case (or any analogous procedure or step is taken in any jurisdiction, including, without limitation, under the Insolvency Act);

(iv) the Company consents to the appointment of a bankruptcy custodian (or equivalent in any jurisdiction) of it or for all or substantially all of its property;

(v) any Event of Default occurs with respect to the Securities Purchase Agreement.

(b) During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred and is continuing, the full unpaid Principal amount of this Debenture, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder's election, immediately due and payable in cash. Furthermore, in addition to any other remedies, the Holder shall have the right (but not the obligation) to convert this Debenture (subject to the beneficial ownership limitations set out in Section (3)(c)(i)) at any time after (x) an Event of Default (provided that such Event of Default is continuing) or (y) the Maturity Date at the Conversion Price. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, (other than required notice of conversion) and the holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(3) CONVERSION OF DEBENTURE This Debenture shall be convertible into Ordinary Shares, on the terms and conditions set forth in this Section (3).

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(a) Conversion Right.

(i) Conversion at the option of the Holder. Subject to the provisions of Section (3)(c), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and non-assessable Ordinary Shares in accordance with Section (3)(b), at the Conversion Rate (as defined below). The number of Ordinary Shares issuable upon conversion of any Conversion Amount pursuant to this Section (3)(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the "Conversion Rate").

(ii) Conversion at the option of the Company. Subject to the provisions of Section (3)(c), upon the Maturity Date, the Company may, at its option, cause the outstanding and unpaid Conversion Amount be converted, in whole or in part, into fully paid and non-assessable Ordinary Shares in accordance with Section (3)(b), at the Conversion Rate.

"Conversion Amount" means the portion of the Principal and accrued Interest to be converted, redeemed or otherwise with respect to which this determination is being made.

"Conversion Price" means, as of any Conversion Date (as defined below) 80% of the volume weighted average price during the seven (7) consecutive Trading Days immediately preceding the Conversion Date, but not lower than the Floor Price. The Conversion Price shall be adjusted from time to time pursuant to the other terms and conditions of this Debenture.

(b) Mechanics of Conversion.

(i) Conversion at the option of the Holder. To convert any Conversion Amount into Ordinary Shares on any date (a "Conversion Date") pursuant to Section (3)(a)(i), the Holder shall (A) transmit by facsimile or email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company and (B) if required by Section (3)(b)(iii), surrender this Debenture to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Debenture in the case of its loss, theft or destruction). On or before the third Business Day following the date of receipt of a Conversion Notice (the "Share Delivery Date"), the Company shall, (X) provided that the Transfer Agent is participating in the Depository Trust Company's ("DTC") Fast Automated Securities Transfer Program, credit such aggregate number of Ordinary Shares to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of Ordinary Shares to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant to rules and regulations of the Commission. If this Debenture is physically surrendered for conversion and the outstanding Principal of this Debenture is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Debenture and at its own expense, issue and deliver to the Holder a new Debenture representing the outstanding principal not converted. The Person or Persons entitled to receive the Ordinary Shares issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder or holders of such Ordinary Shares upon the transmission of a Conversion Notice.

(ii) Conversion at the option of the Company. The convention pursuant to Section 3(a)(ii) will occur at the option of the Company and without further action by the Holder. The Company shall promptly deliver notice of the occurrence of such conversion to the Holder by facsimile or email (or otherwise deliver) The Company shall promptly issue and deliver to the Holder or its designee, by book-entry delivery, that number of Ordinary Shares issuable upon conversion of this Debenture. The Holder shall, if required by Section (3)(b)(iii), surrender this Debenture to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Debenture in the case of its loss, theft or destruction).

(iii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Company unless (A) the full Conversion Amount represented by this Debenture is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Debenture upon physical surrender of this Debenture. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon conversion.

(c) Limitations on Conversions.

(i) Beneficial Ownership. The Holder shall not have the right to convert any portion of this Debenture or receive Ordinary Shares hereunder to the extent that after giving effect to such conversion or receipt of such Ordinary Shares, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to such conversion or receipt of Ordinary Shares as payment of interest. Since the Holder will not be obligated to report to the Company the number of Ordinary Shares it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of Ordinary Shares in excess of 9.99% of the then outstanding Ordinary Shares without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Principal amount of this Debenture is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for a Principal amount of this Debenture that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum Principal amount permitted to be converted on such Conversion Date in accordance with Section (3) and, any Principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Debenture. The provisions of this section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

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(ii) Nasdaq Rule 5635(d) Limitations. The Company shall not issue any Ordinary Shares pursuant to the terms of this Debenture if the issuance of such Ordinary Shares would exceed the aggregate number of Ordinary Shares that the Company may issue upon conversion of the Debenture in compliance with the Company’s obligations under the rules or regulations of the Nasdaq Capital Market (the number of Ordinary Shares which may be issued without violating such rules and regulations is 5,125,086 Ordinary Shares and shall be referred to as the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its shareholders as required by the applicable rules of the Nasdaq Capital Market for issuances of Ordinary Shares in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required under British Virgin Islands laws.

(d) Other Provisions.

(i) The Company shall at all times reserve and keep available out of its authorized Ordinary Shares the full number of Ordinary Shares issuable upon conversion of all outstanding amounts under this Debenture; and within three (3) Business Days following the receipt by the Company of a Holder's notice that such minimum number of Underlying Shares is not so reserved, the Company shall promptly reserve a sufficient number of Ordinary Shares to comply with such requirement.

(ii) The Company shall not issue any fraction of an Ordinary Share upon any conversion. All calculations under this Section (3) shall be rounded to the nearest $0.0001. If the issuance would result in the issuance of a fraction of an Ordinary Shares, the Company shall round such fraction of an Ordinary Share up to the nearest whole share.

(iii) The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Ordinary Shares upon conversion of any Conversion Amount.

(iv) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Ordinary Shares solely for the purpose of issuance upon conversion of this Debenture and payment of interest on this Debenture, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of Ordinary Shares as shall be issuable (taking into account the adjustments and restrictions set forth herein) upon the conversion of the outstanding Principal amount of this Debenture and payment of interest hereunder. The Company covenants that all Ordinary Shares that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.

(v) Nothing herein shall limit a Holder's right to pursue actual damages or declare an Event of Default pursuant to Section (2) herein for the Company’s failure to deliver certificates representing Ordinary Shares upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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(4) Adjustments to Conversion Price

(a) Adjustment of Conversion Price upon Subdivision or Combination of Ordinary Shares. If the Company, at any time while this Debenture is outstanding, shall (a) pay a share dividend or otherwise make a distribution or distributions on Ordinary Shares or any other equity or equity equivalent securities payable in Ordinary Shares, (b) subdivide outstanding Ordinary Shares into a larger number of shares, (c) combine (including by way of reverse share split or sub-division) outstanding Ordinary Shares into a smaller number of shares, or (d) issue by reclassification of Ordinary Shares any shares of the Company, then each of the Conversion Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of Ordinary Shares outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Whenever the Conversion Price is adjusted pursuant to Section (4) hereof, the Company shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(5) REISSUANCE OF THIS DEBENTURE.

(a) Transfer. If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Debenture (in accordance with Section (5)(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section (5)(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of Section (3)(b)(iii) following conversion or redemption of any portion of this Debenture, the outstanding Principal represented by this Debenture may be less than the Principal stated on the face of this Debenture.

(b) Lost, Stolen or Mutilated Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section (5)(d)) representing the outstanding Principal.

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(c) Debenture Exchangeable for Different Denominations. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in accordance with Section (5)(d)) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Debentures. Whenever the Company is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section (5)(a) or Section 5(5)(c), the Principal designated by the Holder which, when added to the Principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

(6) NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing by letter and email and will be deemed to have been delivered: upon the later of (A) either (i) receipt, when delivered personally or (ii) one (1) Business Day after deposit with an overnight courier service with next-day international delivery specified, in each case, properly addressed to the party to receive the same and (B) receipt, when sent by electronic mail. The addresses and e-mail addresses for such communications shall be:

If to the Company, to:	ZK International Group Co., Ltd (正康国际集团有限公司)
No. 678 Dingxiang Road, Binhai Industrial Park
Economic & Technology Development Zone
Wenzhou, Zhejiang Province
People’s Republic of China 325025 Attention: Chief Executive Officer

If to the Holder:	See Signature Page of the Securities Purchase Agreement.

or at such other address and/or email and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated by the sender's email service provider containing the time, date, recipient email address or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or email or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(7) Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of, interest and other charges (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed.

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(8) This Debenture shall not entitle the Holder to any of the rights of a shareholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of shareholders or any other proceedings of the Company, unless and to the extent converted into Ordinary Shares in accordance with the terms hereof.

(9) This Debenture shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws thereof. Each of the parties consents to the jurisdiction of the Supreme Court of the State of New York located in the City of New York, Borough of Manhattan, and the U.S. District Court for the Southern District of New York in connection with any dispute arising under this Debenture and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

(10) Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

(11) If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

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(12) CERTAIN DEFINITIONS For purposes of this Debenture, the following terms shall have the following meanings:

(a) "Bloomberg" means Bloomberg Financial Markets.

(b) “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

(c) “Closing Bid Price” means the price per share in the last reported trade of the Ordinary Shares on a Primary Market or on the exchange which the Ordinary Shares are then listed as quoted by Bloomberg.

(d) “Commission” means the Securities and Exchange Commission.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f) “Floor Price” means $2.50 per share.

(g) “Ordinary Shares” means ordinary shares in the Company with no par value and shares of any other class into which such shares may hereafter be changed or reclassified.

(h) “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(i) “Primary Market” means any of the New York Stock Exchange, the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the OTC QB, and any successor to any of the foregoing markets or exchanges.

(j) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(k) “Trading Day” means a day on which the Ordinary Shares are quoted or traded on a Primary Market on which the Ordinary Shares are then quoted or listed; provided, that in the event that the Ordinary Shares are not listed or quoted, then Trading Day shall mean a Business Day.

(l) “Transaction Document(s)” shall mean this Debenture, along with the Securities Purchase Agreement, and any other documents or agreements entered into in connection with the foregoing.

(m) “Underlying Shares” means the Ordinary Shares issuable upon conversion of this Debenture or as payment of interest in accordance with the terms hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Convertible Debenture to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:
ZK INTERNATIONAL GROUP CO., LTD (正康国际集团有限公司)

By:
Name:	Jiancong Huang
Title:	Chief Executive Officer and Chairman of the Board

Accepted by

HOLDER:
[ ]

By:
Name:
Title:

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EXHIBIT I
CONVERSION NOTICE

(To be executed by the Holder in order to Convert the Debenture)

TO: ZK INTERNATIONAL GROUP CO., LTD (正康国际集团有限公司)

Via Email:

The undersigned hereby irrevocably elects to convert a portion of the outstanding and unpaid Conversion Amount of Debenture No. ZKIN-[-] into Ordinary Shares of ZK INTERNATIONAL GROUP CO., LTD (正康国际集团有限公司), according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:
Principal Amount to be Converted:
Accrued Interest to be Converted:
Total Conversion Amount to be converted:
Conversion Price:
Number of Ordinary Shares to be issued:

Please issue the Ordinary Shares in the following name and to the following address:
Issue to:

Authorized Signature:
Name:
Title:
Broker DTC Participant Code:
Account Number:

[1] Insert date 12 months from the issuance date of each Debenture.

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